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                                                                    Exhibit 10.1



                          AMENDMENT TO OPTION AGREEMENT


         This AMENDMENT TO OPTION AGREEMENT (this "Amendment") dated as of November 19, 2001 is by and among CGNN Holding Company, Inc., a Delaware corporation (the "Grantor"), MCTJ Holding Co. LLC, a Delaware limited liability company (the "Company"), Enron Corp., an Oregon corporation ("Enron"), Dynegy Holdings Inc., a Delaware corporation (the "Grantee"), and Dynegy Inc., an Illinois corporation ("Dynegy").

                                    RECITALS

         A. On November 9, 2001, the Grantor, the Company, Enron, the Grantee and Dynegy entered into an Option Agreement (the "Option Agreement").

         B. The parties to the Option Agreement now desire to amend the Option Agreement as specified below.

         C. The Grantor, the Company, Enron, the Grantee, Dynegy, NNGC Holding Company, Inc., a Delaware corporation, Northern Natural Gas Company, a Delaware corporation, and the lenders party thereto the Credit Agreement are parties to an Agreement and Consent, dated as of November 19, 2001 (the "Agreement and Consent").

         NOW THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

         1. Section 2.3 of the Option Agreement is hereby amended to add a new last sentence as follows:

                  Notwithstanding the foregoing, in the event the Option is exercised after a closing under the Purchase Option Agreement, the Exercise Price shall be adjusted as appropriate to include only those changes in Estimated Working Capital since the closing under the Purchase Option Agreement.

         2. Section 2.4 of the Option Agreement is hereby amended to add a new penultimate sentence as follows:

                  If the Option becomes exercisable pursuant to Section 2.5.1.5 but ceases to be exercisable pursuant thereto or if the Grantee exercises the Option pursuant to Section 2.5.1.5 but Grantor purchases the Option Interests pursuant to the Purchase Option Agreement, the Option will remain or once again become exercisable in accordance with its terms until the expiration of the Option Term.

         3.       The Option Agreement is hereby amended to add a new
Section 2.5.1.5 as follows:

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                  2.5.1.5. the earlier to occur of (i) the moment in time
                           immediately prior to the expiration of the Standstill Period (as defined in the Agreement and Consent) or
                           (ii) the moment in time immediately prior to the exercise by Dynegy of its rights under either the second or third paragraphs of Section 6 of the Agreement and Consent, PROVIDED, HOWEVER, that the Grantee may not exercise the Option pursuant to this
                           Section 2.5.1.5 if prior to such time all Events of Default under the Credit Agreement that permitted the Option to be exercisable under this Section 2.5.1.5 shall have been waived or shall have been cured other than as a result of the exercise by Dynegy of its rights under either the second or third paragraphs of
                           Section 6 of the Agreement and Consent.

         4.       The Option Agreement is hereby amended to add a new
Section 2.7 as follows:

                  2.7 SALE OF THE OPTION. If the Option is exercisable pursuant to Section 2.5 and the conditions to closing in Section 3.3 have not been satisfied, the Grantee (in addition to any rights Dynegy has pursuant to Section 8.4 of the Subscription Agreement) will have the right to sell the Option to any other Person in a transaction that complies with the Securities Act.

         5. Section 4.5 of the Option Agreement is hereby amended in its entirety to provide as follows:

                  4.5 FORGIVENESS OF DEBT OWED BY ENRON. After the Exercise and prior to the Closing, the Company will, and will cause NNGC to, cancel and forgive all indebtedness owed to the Company or any of its Subsidiaries by Enron or its Affiliates (other than the Company and NNGC Holdings), other than a net amount of such debt equal to $240 million plus any dividends (whether or not declared) accrued and unpaid on the shares of Series A Preferred Stock at such time. The remaining outstanding indebtedness will be evidenced by a note of Enron to NNGC in substantially the form of Exhibit A and, in the event that the Option is exercised after a closing under the Purchase Option Agreement, the note so evidencing the remaining indebtedness shall replace the note issued in connection with the initial exercise of the Option. For purposes of this Section 4.5, "indebtedness" shall include any liability of Enron or its Affiliates (other than the Company and NNGC Holdings) under Section 18-607 of the Delaware Limited Liability Company Act or otherwise to return to the Company any portion of the distribution of up to $1,950 million made by the Company to the Grantor from the proceeds of one or more loans from NNGC.

         6.       Sections 4.8.4, 4.8.5, 4.8.6, 4.8.8 and 4.8.9 of the Option
Agreement are hereby amended in their entirety to provide as follows:

                  4.8.4. MERGERS. Merge or consolidate, or enter into an agreement providing for any merger or consolidation, with any Person if the holders of its


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         capital stock prior to the transaction will own capital stock representing less than 100% of the voting power of the surviving entity after the transaction;

                  4.8.5. SALE OF ASSETS. Except as provided in Schedule 4.8.5, sell, lease or otherwise dispose of any of its assets, other than (i) obsolete equipment or inventory, (ii) assets sales in the Ordinary Course of Business not to exceed an aggregate of $20 million within any 12-month period and (iii) the grant of Liens (as defined in the Credit Agreement) created under the Loan Documents (as defined in the Credit Agreement) and any sales or other dispositions with respect to assets covered by such Liens pursuant to the exercise by the Paying Agent, the Collateral Trustee, the Co-Administrative Agents or any Bank (all as defined in the Credit Agreement) of its remedies in respect of the Collateral (as defined in the Credit Agreement) pursuant to the Loan Documents, including foreclosure, sale in lieu of foreclosure or the institution of litigation;

                  4.8.6. LIQUIDATION; DISSOLUTION; BANKRUPTCY. (i) Dissolve or liquidate, in whole or in part, (ii) pursuant to or within the meaning of Title 11 of the United States Code or any similar federal, state or foreign law for the relief of debtors, commence a voluntary case or consent to the entry of an order for relief against it in an involuntary case, (iii) consent to the appointment of a receiver, trustee, assignee, liquidator or similar official of it or for all or substantially all of its property, (iv) make a general assignment for the benefit of its creditors, (v) admit in writing its inability to pay its debts generally as they become due, or (vi) take any corporate action in furtherance of any action set forth in items (i) through (v) hereof;

                  4.8.8. INVESTMENTS AND LOANS. Make any Investment in any Person or any loans or advances to, or guarantees for the benefit of, any Person, other than (i) loans to any wholly owned Subsidiary, (ii) loans to MCTJ Holding Co. LLC and the assumption of Debt of Enron, provided that the aggregate principal amount of such loans and assumed Debt does not exceed $1,950 million, (iii) loans pursuant to the Cash Management Program and (iv) Investments, loans, advances and guarantees made in the Ordinary Course of Business;

                  4.8.9. INDEBTEDNESS. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, Debt, other than (i) the Debt outstanding as of the date hereof, (ii) Debt in an aggregate principal amount not exceeding $450 million outstanding at any time pursuant to the Loan Documents and
         (iii) Permitted Refinancing Debt;

         7.       The Option Agreement is hereby amended to add a new
Section 4.8.12 as follows:

                  4.8.12. AMENDMENTS TO CREDIT AGREEMENTS. Make any amendment to any credit agreement, security document, mortgage or evidence of indebtedness that would have the effect of (a) restricting the ability of NNGC to make distributions on or payments in respect of the Series A Preferred Stock beyond any restrictions contained in the Loan Documents as of the date hereof or (b)


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         designating as an event of default thereunder the exercise by the
         Grantee of the Option.

         8.       The Option Agreement is hereby amended to add a new
Section 4.9 as follows:

                  4.9. INFORMATION. Enron, Grantor and the Company shall promptly furnish to the Grantee as soon as possible and in any event within five days after an executive officer of NNGC having obtained knowledge thereof, notice of the occurrence of any Event of Default or any Default (each as defined in the Credit Agreement), in each case continuing on the date of such notice, and a statement of the Senior Vice President and Treasurer of the NNGC setting forth details of such Event of Default or Default and the action which the NNGC has taken and proposes to take with respect thereto.

         9. The Option Agreement is hereby amended to add new Sections 5.2.17 and 5.2.18 as follows:

                  5.2.17. NNGC COMMON STOCK. The shares of common stock of NNGC are not subject to any Liens, except Liens created pursuant to the Security Documents (as defined in the Credit Agreement).

                  5.2.18. GUARANTEES. None of NNGC, NNGC Holdings and the Company has guaranteed or taken responsibility for the payment of any Debt of Enron or any Affiliate of Enron (other than Debt of the Company and Subsidiaries of the Company).

         10. Section 9.8 of the Option Agreement is hereby amended in its entirety to provide as follows:

                  9.8. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be sold, assigned or otherwise disposed of or transferred by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that the Grantee may assign this Agreement to an Affiliate or Subsidiary of the Grantee or to any purchaser of the Option pursuant to Section 2.7; PROVIDED, HOWEVER, that no such assignment shall have the effect of releasing the Grantee from its obligations hereunder (except upon a sale of the Option pursuant to Section 2.7) and the assignee shall be subject to all of the terms and conditions of this Agreement as if it were the Grantee. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any assignee must become a party to and be bound by the Agreement and Consent

         11.      As used in this Amendment:

         (a) "capital stock representing voting power" and similar phrases refer to capital stock or similar equity securities which in ordinary circumstances vote in the election of directors of a corporation or similar body of an entity with another organizational form;


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         (b)      "Investment" as applied to any Person means (a) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest of any other Person and (b) any capital contribution by such Person to any other Person; and

         (c) "Credit Agreement" means the Credit Agreement dated as of November 19, 2001 among Northern Natural Gas Company, a Delaware corporation, the banks named therein, Citicorp North America, Inc. as Paying Agent, JPMorgan Chase Bank as Collateral Trustee and Issuing Bank and Citicorp North America, Inc. and JPMorgan Chase Bank as Co-Administrative Agents, as amended, restated, modified or supplemented from time to time.


























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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.


                                     ENRON CORP.,
                                     an Oregon corporation


                                     By:       /s/ Raymond M. Bowen, Jr.
                                               ---------------------------------
                                               Name: Raymond M. Bowen, Jr.
                                               Title: Authorized Agent



                                     CGNN HOLDING COMPANY, INC.,
                                     a Delaware corporation


                                     By:       /s/ Kevin A. Howard
                                               ---------------------------------
                                               Name: Kevin A. Howard
                                               Title: Authorized Agent



                                     MCTJ HOLDING CO. LLC,
                                     a Delaware limited liability company


                                     By:       /s/ Kevin A. Howard
                                               ---------------------------------
                                               Name: Kevin A. Howard
                                               Title: Authorized Agent



                                     DYNEGY HOLDINGS INC.,
                                     a Delaware corporation


                                     By:       /s/ Hugh A. Tarpley
                                               ---------------------------------
                                               Name: Hugh A. Tarpley
                                               Title: Authorized Agent



                                     DYNEGY INC.,
                                     an Illinois corporation


                                     By:       /s/ Hugh A. Tarpley
                                               ---------------------------------
                                               Name: Hugh A. Tarpley
                                               Title: Authorized Agent


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